Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes (972) 855-3729

Atmos Energy Corporation’s Nonutility Performance

Drives Fiscal 2006 First Quarter Results

DALLAS (February 7, 2006)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its first quarter of fiscal 2006 ending December 31, 2005.

•	For the fiscal 2006 first quarter net income was $71.0 million, or $0.88 per diluted share, up approximately 19 percent from net income of $59.6 million, or $0.79 per diluted share in the prior-year quarter, despite a 5 million increase in weighted average shares outstanding year over year.

•	Nonutility businesses contributed $22.6 million, or $0.28 per diluted share in the fiscal 2006 first quarter, largely due to capturing favorable arbitrage spreads during a period of unprecedented market volatility.

•	Gross profit for the fiscal 2006 first quarter was negatively affected by $8.0 million from weather that was 7 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates. Warmer-than-normal-weather in the Mid-Tex Division accounted for $4.5 million of the reduction in gross profit. Atmos Energy’s budgeted earnings for the full 2006 fiscal year reflect 30-year normal weather.

•	First quarter results reflect the adverse impact of the effects of Hurricane Katrina on operations in the Louisiana Division, which reduced gross profit by about $2.5 million. As previously disclosed, the company expects a negative impact on gross profit of between $10 million and $12 million for the full 2006 fiscal year.

“In the first quarter, we were able to offset much of the effect on our earnings of unseasonably warm weather with a continued strong performance in our nonutility businesses, especially our natural gas marketing operations, and our continued control of operations and maintenance expenses,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Weather in our Mid-Tex Division, which makes up almost 50 percent of our customer base and does not have weather-normalized rates, was 17 percent warmer than normal. We remain focused on seeking rate design that will mitigate the effects of weather, conservation and regulatory lag on our utility margins.”

Consolidated gross profit for the three months ended December 31, 2005 was $346.6 million, compared with $322.1 million in the prior-year quarter. Utility gross profit increased $22.9 million to $280.2 million for the three months ended December 31, 2005, compared with $257.3 million in the prior-year quarter, before intersegment eliminations. Consolidated utility throughput increased to 125.8 billion cubic feet (Bcf) for the three months ended December 31, 2005, compared with 118.9 Bcf for the prior-year quarter. The increases in utility gross profit and throughput primarily reflect weather, as adjusted for jurisdictions with weather-normalized rates that was 7 percent colder than the prior-year quarter. Additionally, the Mississippi Division benefited from an increase in its WNA coverage during the three months ended December 31, 2005, and colder than normal weather prior to the beginning of its WNA period. Offsetting these increases was a reduction in gross profit in the Louisiana Division due to the impact of Hurricane Katrina.

Natural gas marketing gross profit decreased $0.5 million to $26.3 million for the three months ended December 31, 2005, compared with $26.8 million for the three months ended December 31, 2004, before intersegment eliminations. For the fiscal 2006 first quarter, the storage and marketing margin of $26.3 million included a negative $29.5 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2005. For the first quarter of fiscal 2005, the storage and marketing margin of $26.8 million included a positive $10.7 million of mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2004. As of December 31, 2005, the physical storage position was 12.8 Bcf with equal and offsetting financial hedges, compared to physical/financial positions of 6.4 Bcf at December 31, 2004. Consolidated natural gas marketing sales volumes were 71.5 Bcf for the three months ended December 31, 2005, compared with 60.3 Bcf in the prior-year quarter.

Pipeline and storage gross profit increased $2.2 million to $39.7 million for the three months ended December 31, 2005, compared with $37.5 million in the prior-year quarter. The increase in pipeline and storage gross profit was primarily attributable to increased throughput on the Atmos Pipeline–Texas system coupled with higher transportation and related services margins.

Consolidated operation and maintenance expense for the three months ended December 31, 2005, was $108.2 million, compared with $110.8 million for the three months ended December 31, 2004. Excluding the provision for doubtful accounts, operation and maintenance expense for the three months ended December 31, 2005, decreased $3.8 million compared with the prior-year quarter. The decrease was primarily attributable to a reduction in third-party costs for outsourced administrative and meter reading functions in the first quarter of fiscal 2005 that were subsequently in-sourced during the first quarter of fiscal 2006, partially offset by a $2.0 million charge for Hurricane Katrina-related losses, increased employee headcount and higher benefit costs. The provision for doubtful accounts increased from $7.5 million for the three months ended December 31, 2004 to $8.7 million for the three months ended December 31, 2005. The $1.2 million increase was primarily attributable to increases in the utility segment provision due to potential increased collection risk associated with higher natural gas prices. In the utility segment, the average cost of natural gas for the three months ended December 31, 2005, was $11.82 per thousand cubic feet (Mcf), compared with $7.22 per Mcf for the prior-year quarter.

Taxes, other than income taxes, for the three months ended December 31, 2005, were $45.4 million, compared with $38.7 million for the prior-year quarter. The $6.7 million increase was primarily related to franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by utility customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income on a temporary basis. However, there is no permanent effect on net income.

Interest charges for the three months ended December 31, 2005, were $36.2 million, compared with $32.5 million for the prior-year quarter. The $3.7 million increase was primarily due to higher average outstanding short-term debt balances used to fund natural gas purchases at significantly higher prices, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $1.2 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

For the three months ended December 31, 2005, cash flow generated from operating activities reflected a $195.4 million cash outflow, compared with a $67.9 million cash inflow from operations for the three months ended December 31, 2004. Overall, operating cash flow was adversely impacted by significantly higher natural gas prices, which increased the levels of accounts receivable, natural gas inventories and under-collected deferred gas costs. These increases were partially offset by working capital management efforts which favorably affected the timing of payments for accounts payable and other accrued liabilities.

Capital expenditures increased to $102.5 million for the three months ended December 31, 2005, from $67.2 million for the three months ended December 31, 2004. The $35.3 million increase in capital expenditures primarily reflects increased spending associated with the company’s North Side Loop project in the Dallas/Fort Worth Metroplex and other pipeline expansion projects in the Atmos Pipeline–Texas Division as well as various capital projects in the Mid-Tex Division.

Outlook

Atmos Energy’s leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. As a result of additional short-term borrowings to fund natural gas purchases and meet working capital requirements during the winter heating season, the debt to capitalization ratio typically reaches its peak at the end of the fiscal first quarter. At December 31, 2005, debt to total capitalization was 61.9 percent. However, Atmos Energy remains committed to reducing the debt to capitalization ratio to a targeted range of 50 to 55 percent within two to four years.

The company believes that despite the continued unseasonably warm weather that is negatively impacting its utility results, natural gas price volatility creates the potential for the complementary nonutility businesses to deliver stronger results, thereby partially offsetting the impact of warmer weather at the utility. As a result, Atmos Energy still anticipates earnings per diluted share in the full 2006 fiscal year to be between $1.80 and $1.90, as previously announced. However, changes in these events or other circumstances that the company cannot currently anticipate could materially impact earnings, and could result in earnings for fiscal 2006 significantly above or below this outlook.

Conference Call to be Webcast February 8, 2006

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the first quarter of fiscal 2006 on Wednesday, February 8, 2006, at 8 a.m. EST. The phone number is 800-218-0204. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations.

Highlights and Recent Developments

New Credit Facilities

During the first quarter of fiscal 2006, Atmos Energy renewed and amended its credit facilities to increase its total availability under its committed and uncommitted credit facilities from $893 million to approximately $1.5 billion.

On October 18, 2005, Atmos Energy entered into a $600 million 3-year committed revolving credit facility to replace its $600 million 364-day working capital facility. The credit facility will expire on October 18, 2008. This facility serves as a backup liquidity facility for the company’s commercial paper program. Additionally, on November 10, 2005, Atmos Energy entered into a new $300 million 364-day committed revolving credit facility to supplement amounts available under its existing $18 million committed credit facility and $25 million uncommitted credit facility. The new $600 million and $300 million committed credit facilities contain essentially the same terms as those of the previous $600 million committed credit facility.

On November 28, 2005, Atmos Energy Marketing amended its $250 million uncommitted demand working capital credit facility, primarily to increase the amount of credit available from $250 million to a maximum of $580 million. The credit facility will expire on March 31, 2006. The new credit facility contains essentially the same terms as those of the previous credit facility.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks relating to the acquisition of the operations of TXU Gas, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Form 10-K for the fiscal year ended September 30, 2005. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income (000s except per share)	Three Months Ended December 31		Percentage Change
	2005	2004
Operating revenues:
Utility segment	$1,405,010	$913,681
Natural gas marketing segment	1,101,845	493,801
Pipeline and storage segment	39,712	43,690
Other nonutility segment	1,492	1,359
Intersegment eliminations	(264,239)	(83,907)

	2,283,820	1,368,624
Purchased gas cost:
Utility segment	1,124,829	656,370
Natural gas marketing segment	1,075,526	466,957
Pipeline and storage segment	—	6,221
Other nonutility segment	—	—
Intersegment eliminations	(263,125)	(83,027)

	1,937,230	1,046,521

Gross profit	346,590	322,103	8%

Operation and maintenance expense	108,217	110,777	(2)%
Depreciation and amortization	43,260	43,997	(2)%
Taxes, other than income	45,416	38,655	17%

Total operating expenses	196,893	193,429	2%

Operating income	149,697	128,674	16%

Miscellaneous income, net	448	385	16%
Interest charges	36,189	32,542	11%

Income before income taxes	113,956	96,517	18%
Income tax expense	42,929	36,918	16%

Net income	$71,027	$59,599	19%

Basic net income per share	$0.88	$0.79
Diluted net income per share	$0.88	$0.79

Cash dividends per share	$.315	$.310

Weighted average shares outstanding:
Basic	80,259	75,306
Diluted	80,722	75,725

	Three Months Ended December 31		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2005	2004
Utility	$48,413	$37,023	31%
Natural gas marketing	11,452	13,262	(14)%
Pipeline and storage	11,167	9,084	23%
Other nonutility	(5)	230	(102)%

Consolidated net income	$71,027	$59,599	19%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets (000s)	December 31, 2005	September 30, 2005

Net property, plant and equipment	$3,439,934	$3,374,367

Cash and cash equivalents	49,451	40,116
Cash held on deposit in margin account	74,076	80,956
Accounts receivable, net	1,229,190	454,313
Gas stored underground	583,572	450,807
Other current assets	239,992	238,238

Total current assets	2,176,281	1,264,430

Goodwill and intangible assets	737,641	737,787
Deferred charges and other assets	265,146	276,943

	$6,619,002	$5,653,527

Shareholders’ equity	$1,637,617	$1,602,422
Long-term debt	2,181,497	2,183,104

Total capitalization	3,819,114	3,785,526

Accounts payable and accrued liabilities	1,170,402	461,314
Other current liabilities	401,948	503,368
Short-term debt	474,059	144,809
Current maturities of long-term debt	3,286	3,264

Total current liabilities	2,049,695	1,112,755

Deferred income taxes	284,196	292,207
Deferred credits and other liabilities	465,997	463,039

	$6,619,002	$5,653,527

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Three Months Ended December 31
	2005	2004
Cash flows from operating activities
Net income	$71,027	$59,599
Depreciation and amortization	43,407	44,251
Deferred income taxes	20,448	8,308
Changes in assets and liabilities	(333,931)	(45,231)
Other	3,680	977

Net cash (used in) provided by operating activities	(195,369)	67,904

Cash flows from investing activities
Capital expenditures	(102,465)	(67,201)
Acquisitions	—	(1,912,532)
Other, net	(1,121)	(1,051)

Net cash used in investing activities	(103,586)	(1,980,784)

Cash flows from financing activities
Net increase in short-term debt	329,250	28,797
Net proceeds from issuance of long-term debt	—	1,385,847
Repayment of long-term debt	(1,695)	(3,373)
Settlement of Treasury lock agreements	—	(43,770)
Cash dividends paid	(25,429)	(24,521)
Net proceeds from equity offering	—	382,014
Issuance of common stock	6,164	11,116

Net cash provided by financing activities	308,290	1,736,110

Net increase (decrease) in cash and cash equivalents	9,335	(176,770)
Cash and cash equivalents at beginning of period	40,116	201,932

Cash and cash equivalents at end of period	$49,451	$25,162

	Three Months Ended December 31
Statistics	2005	2004
Heating degree days *	1,056	988
Percent of normal *	93%	88%
Consolidated utility gas throughput (MMcf as metered)	125,790	118,935
Consolidated natural gas marketing sales volumes (MMcf)	71,496	60,296
Consolidated pipeline transportation volumes (MMcf)	89,613	72,753
Natural gas meters in service	3,210,476	3,184,727
Utility average cost of gas	$11.82	$7.22

*	Adjusted for weather-normalized operations.

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